Exhibit (h)(2)


          AMENDMENT NO. 1 TO THE TRANSFER AGENCY AND SERVICE AGREEMENT

            AMENDMENT made as of May 31, 2016 to the Transfer Agency and Service Agreement by and between AllianceBernstein Investor Services, Inc. (the "Transfer Agent") and (formerly, AllianceBernstein Fixed-Income Shares, Inc.) (the "Fund").

                                   WITNESSETH

             WHEREAS, the Transfer Agent and the Fund are parties to a Transfer Agency and Service Agreement dated May 3, 2006 (the "Transfer Agency Agreement") for the provision of services for the Fund's series (the "Portfolios") listed on Schedule A attached to the Transfer Agency Agreement;

            WHEREAS, the Government STIF Portfolio currently listed on Schedule A of the Transfer Agency Agreement will be redesignated as AB Government Money Market Portfolio, and;

            WHEREAS, the class of the Government Money Market Portfolio currently listed on Schedule A to the Transfer Agency Agreement will be redesignated as AB Class shares;

             WHEREAS, the Board of Directors of the Fund has approved the establishment of ten new classes of shares of the AB Government Money Market Portfolio (formerly known as the AB Government STIF Portfolio) designated as:
Institutional Class Shares, Class 1 Shares, Class A Shares, Class B Shares, Class C Shares, Advisor Class Shares, Class R Shares, Class K Shares, Class I Shares and Class Z Shares; and

            WHEREAS, the Transfer Agent and the Fund desire to amend Schedule A to the Transfer Agency Agreement to (1) update the name of the Government STIF portfolio to Government Money Market Portfolio, (2) update the name of the Government Money Market Portfolio shares currently listed on Schedule A; and (3) add Institutional Class, Class 1 shares, Class A shares, Class B shares, Class C shares, Advisor Class shares, Class R shares, Class K shares, Class I shares and Class Z shares;

            WHEREAS, the Board of Directors of the Fund has approved an updated Fee Schedule whereby the inclusion of the new shares of the Fund is reflected;

            NOW THEREFORE, in consideration of the premises and covenants contained herein, the Transfer Agent and the Fund hereby agree as follows:

            In accordance with Article 1.1(b) of the Transfer Agency Agreement, it is mutually agreed that the Transfer Agent shall render services under the Transfer Agency Agreement to the following additional series of the Government Money Market Portfolio: Institutional Class Shares, Class 1 Shares, Class A Shares, Class B Shares, Class C Shares, Advisor Class Shares, Class R Shares, Class K Shares, Class I Shares and Class Z Shares.

            Section 2 of the Transfer Agency Agreement, Fees and Expenses, is deleted in its entirety and replaced with the following:

      2.1 Fee Schedule. For the performance by the Transfer Agent pursuant to this Agreement, the Fund shall pay to the Transfer Agent a fee that the Board of Directors of the Fund and the Transfer Agent mutually agree is appropriate from time to time. Such fee shall be prorated for the months in which this Agreement is terminated. For the term of this Agreement, such fees shall be paid in accordance with Schedule B as set forth below. Such fees and out-of-pocket expenses identified under Section 2.2 below may be changed from time to time subject to mutual written agreement between the Fund and the Transfer Agent.

      2.2   Out-of-Pocket Expenses. In addition to the fee paid under Section
            2.1 above, the Fund, on behalf of a Portfolio, agrees to reimburse the Transfer Agent for out-of-pocket expenses, including but not limited to the cost of stationery, forms, supplies, blank checks, proxies and proxy solicitation and tabulation costs, confirmation statements, investor statements, any other forms or statements used by the Transfer Agent in communicating with Shareholders or especially prepared for use in connection with the Transfer Agent's services hereunder, costs associated with maintaining withholding accounts (including non-resident alien, Federal government and state), postage, freight charges, long distance telephone calls, telegraph (or similar electronic media) used in communicating with Shareholders or their representatives outside mailing services, records retention, customized programming/ enhancements/ reporting, federal wire fees, transcripts, microfilm, microfiche, disaster recovery, hardware at the Fund's facility, telecommunications/network configuration, escheatment, lost shareholder, and expenses incurred by the Transfer Agent at the specific direction, or with the consent, of the Fund.

            In accordance with section 12.1 of the Transfer Agency Agreement, Schedule A to the Agreement is deleted in its entirety and replaced by Schedule A attached hereto.

            IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative as of the 9th day of March, 2016.


AB FIXED-INCOME SHARES, INC.


By:    /s/ Nancy Hay
       --------------
Name:  Nancy Hay
Title: Assistant Secretary




ALLIANCEBERNSTEIN INVESTOR SERVICES, INC.


By:    /s/ Emilie D. Wrapp
       -------------------
Name:  Emilie D. Wrapp
Title: Assistant Secretary

                                   SCHEDULE A
                                 Portfolio List

Prime STIF Portfolio (Inactive)
-------------------------------

Government Money Market Portfolio
---------------------------------
Government Money Market Class AB Shares
Government Money Market Institutional Class Shares
Government Money Market Class 1 Shares
Government Money Market Class A Shares
Government Money Market Class B Shares
Government Money Market Class C Shares
Government Money Market Advisor Class Shares
Government Money Market Class R Shares
Government Money Market Class K Shares
Government Money Market Class I Shares
Government Money Market Class Z Shares

                                   Schedule B
                                   [Redacted]